UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2009

CyberOptics Corporation

(Exact name of registrant as specified in its charter)

Minnesota	(0-16577)	41-1472057
(State or other jurisdiction of incorporation or organization)	Commission File No.	(I.R.S. Employer Identification No.)

5900 Golden Hills Drive Minneapolis, Minnesota		55416
(Address of principal executive offices)		(Zip Code)

(763) 542-5000

(Registrant’s telephone number, including area code)

________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition

On February 11, 2009, CyberOptics Corporation (the “Company”) published a press release providing information regarding its results of operations and financial condition for the quarter and year ended December 31, 2008.

Item 2.05.    Costs Associated with Exit or Disposal Activities.

On February 9, 2009, the Board of Directors of the Company approved several actions to streamline the Company’s operations in response to the global economic downturn and its impact on the electronics industry, including:

i.  A reduction in workforce of 24 employees in the aggregate;

ii.  A salary reduction of 12% for all officer and internal director level positions, 10% for other employees with salaries exceeding $100,000, and from 0% to 10% for employees with salaries greater than $35,000 but less than $100,000;

iii.  A four-day work week for manufacturing personnel in the United States;

iv.  Consolidation, over the next three months, of manufacturing for its semiconductor operations from Portland, Oregon to Minneapolis, Minnesota.

The Company expects to incur severance costs, primarily in the first and second quarter of 2009, of approximately $325,000 in connection with these actions.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On February 6, 2009, Michael Proulx, the Vice President—Operations of the Company, tendered his resignation to be effective on May 29, 2009. Mr. Proulx has agreed to remain in his position until May 29, 2009 and the Company has agreed to pay Mr. Proulx, in lieu of any severance compensation, a stay bonus equal to three months salary ($40,800) if he remains engaged through that date and meets performance objectives to be established by management.

Item 9.01.    Financial Statements and Exhibits

99.1  Press Release dated February 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBEROPTICS CORPORATION.

By	/s/ JEFFREY A. BERTELSEN
Jeffrey A. Bertelsen, Chief Financial Officer

Dated:  February 11, 2009